BLACKOUT NOTICE

           Important Notice Concerning 401(k) Plan Blackout Period and Restrictions on Your Ability to Trade Shares of CCBG Stock


                            February 9, 2006

To All Executive Officers and Directors:

     On December 23, 2005, we sent you a notice to inform you that the
Capital City Bank Group, Inc. 401(k) Plan (the "Plan") would be entering a "blackout period" due to a transition in record-keeping and investment management services from Federated Investors to Capital City Trust Company ("CCTC"). This special blackout period is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company's blackout periods related to earnings releases. The blackout period began at 2:00 p.m. Eastern Time on January 25, 2006 and was originally scheduled to end before the opening of the NASDAQ National Market on February 9, 2006. Due to unforeseen circumstances beyond our control in
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transferring the records from Federated Investors to CCTC, the blackout
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period must be extended.  The blackout period is now expected to end prior to
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the opening of the NASDAQ National Market on February 14, 2006.
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     The additional time is needed for CCTC to complete the record transfer from Federated Investors to CCTC. You will be informed once the blackout period has ended.

     As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company during the Blackout Period. During the
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Blackout Period, you must not directly or indirectly purchase, sell, or
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otherwise acquire or transfer any equity security of CCBG.
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As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to contact Robert H. Smith of the Company at (850) 671-0316, 217 North Monroe Street, Tallahassee, Florida 32301.